SCHEDULE 14C INFORMATION
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CAPTERRA FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)
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SCHEDULE 14C INFORMATION STATEMENT
(Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended)
CAPTERRA FINANCIAL GROUP, INC.
1440 Blake Street, Suite 310
Denver, CO 80202.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is furnished by the Board of Directors of CapTerra Financial Group, Inc., a Colorado corporation, to the holders of record at the close of business on the record date, December 30, 2009, of the Company’s outstanding common stock, $0.001 par value per share (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is being furnished to such stockholders for the purpose of informing the stockholders of
1. The reelection of three members to our Board of Directors, each to hold office until the 2010 Annual Meeting and until his respective successor is elected and qualified;
2. The approval and ratification of the 2008 Equity Compensation Plan; and
3. The approval and ratification of Erhardt, Keefe, Steiner, Hottman, P.C. as our independent auditors for the fiscal year ending December 31, 2009;
Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to CapTerra Financial Group, Inc. and our subsidiaries.
The Board of Directors of the Company (the “Board of Directors”) unanimously approved and ratified the 2008 Equity Compensation Plan. The Company also received the consent of a majority of the outstanding shares of the Common Stock approving the reelection of three members to our Board of Directors, approving and ratifying the 2008 Equity Compensation Plan, and approving and ratifying Erhardt, Keefe, Steiner, Hottman, P.C. as our independent auditors for the fiscal year ending December 31, 2009.
The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.
The Board of Directors has fixed the close of business on December 30, 2009 as the record date for the determination of shareholders who are entitled to receive this Information Statement (the “Record Date”). There were 23,602,614 shares of common stock issued and outstanding on December 30, 2009. We anticipate that this Information Statement will be mailed on or about December 31, 2009 to all shareholders of record as of the Record Date.

Only one Information Statement is being delivered to two or more security holders who share an address unless we have received contrary instruction from one or more of the security holders. We will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.
PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF PRIOR ACTIONS TAKEN BY A MAJORITY OF OUR SHAREHOLDERS.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Interests of Certain Persons in Opposition to Matters to be Acted Upon
The shareholdings of our directors and officers are listed below in the section entitled “Principal Shareholders and Security Ownership of Management”. To our knowledge, no director has advised that he intends to oppose any action described herein.
Principal Shareholders And Security Ownership Of Management
The following table sets forth information regarding beneficial ownership of the Common Stock as of the Record Date, (i) by each person who is known by us to beneficially own more than 5% of the Common Stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership (1)(2)	Class
G. Brent Backman (3) 1440 Blake Street, Suite 310 Denver, Colorado 80202	10,922,046	38.97%

BOCO Investments, LLC (4) 103 West Mountain Ave. Fort Collins, Colorado, 80524	13,386,379	47.75%

Sarmat, LLC (5) 103 West Mountain Ave. Fort Collins, Colorado, 80524	1,645,750	5.87%

James W Creamer III (6) 1440 Blake Street, Suite 310 Denver, Colorado 80202	677,966	2.42%

Joni K. Troska (7) 1440 Blake Street, Suite 310 Denver, Colorado 80202	146,514	0.5%

Joseph Zimlich (8) 103 West Mountain Ave. Fort Collins, Colorado, 80524	344,869	1.23%

Eric Balzer (9) 1440 Blake Street, Suite 310 Denver, Colorado 80202	112,500	0.41%

All Officers and Directors As a Group (five persons)	12,203,895	43.53%

(1)	All ownership is beneficial and of record, unless indicated otherwise.

(2)	Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated. A total of 28,035,694 shares of the Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options or warrants exercisable within 60 days have been included in the denominator.

(3)	A total 10,922,046 shares are owned of record by GDBA Investments, LLC, which is controlled by Mr. Backman. A total of 5,391,329 were acquired on June 30, 2008 as a result of the conversion of 250,000 shares of convertible preferred stock and $3 million in subordinated debt converted to common stock. A total of 45,000 shares are owned in the name of adult children of the Mr. Backman, for which GDBA and Mr. Backman disclaim beneficial ownership.

(4)	A total of 9,736,379 shares are owned by BOCO Investments, LLC which were acquired on June 30, 2008 as a result of the conversion of 250,000 shares of convertible preferred stock and $3 million in subordinated debt converted to common stock. Includes warrants to acquire a total of 3,650,000 shares at a price of $.25 per share. The warrants are currently exercisable and expire at various periods in 2012.

(5)	A total of 1,045,250 of these shares are owned of record. A total of 600,500 shares are owned in the name of family members of the affiliate of this entity.

(6)	Mr. Creamer has a stock option to acquire a total of 1,305,131 common shares at $0.49 per share, of which options for 652,566 shares are currently exercisable. An additional 16,67% vests each succeeding year. The option expires in August, 2016.

(7)	Includes 10,000 shares owned of record by Ms. Troska and 6,000 shares owned of record by Ms. Troska’s husband, for which she disclaims beneficial ownership. Ms. Troska has a stock option to acquire a total of 261,027common shares at $0.49 per share, of which options for 130,514 shares are currently exercisable. An additional 16,67% vests each succeeding year. The option expires in August, 2016.

(8)	A total of 344,869 shares are owned by Mr. Zimlich, 316,594 of which were acquired on June 30, 2008 as a result of the conversion of 58,000 shares of convertible preferred shares.

(9)	A total of 75,000 shares are owned in the name of an affiliated entity. A total of 37,500 shares are owned in the name of Mr. Balzer’s son.
None of the minority members of our subsidiaries own five percent or more of us.
ITEM 1: ELECTION OF DIRECTORS
Pursuant to our Articles of Incorporation, the holders of our common stock may elect our three directors. All nominees have advised us that they are able and willing to serve as directors. However, if any nominee is unable to or for good cause will not serve, the persons named in the accompanying proxy will vote for any other person nominated by our Board of Directors.
GDBA Investments, LLLP and BOCO Investments, LLC each have the right to nominate a person to our Board of Directors. GDBA Investments, LLLP and BOCO Investments, LLC each have each agreed to vote their shares in favor of such nominees. GDBA Investments, LLLP and BOCO Investments, LLC each have the right to nominate a director and each is compelled to vote in favor of such director until the earlier of (i) the 5th anniversary of the date on which all Preferred shares are converted, or (ii) the date on which such party no longer owns any shares of common stock. Mr. Zimlich has been nominated by BOCO Investments, LLC to the Board and is expected to be elected because the combined common and preferred share ownership of GDBA Investments, LLLP and BOCO Investments, LLC in our Company exceeds 51%. Mr. G. Brent Backman, who is currently a director, has been nominated by GDBA Investments, LLLP to the Board and is also expected to be re-elected at the shareholders’ meeting because the combined common and preferred share ownership of GDBA Investments, LLLP and BOCO Investments, LLC in our Company exceeds 51%.

Otherwise, no arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee.
THE BOARD OF DIRECTORS HAS RECOMMENDED A VOTE “FOR”
THE ELECTION OF THE NOMINEES LISTED BELOW.
The following table sets forth the names and ages of the nominees of our Board of Directors. The following table sets forth the names and ages of the nominees of our Board of Directors.

NAME	AGE

G. Brent Backman	68

Eric Balzer	60

Joseph C. Zimlich	49
The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors are as follows:
Mr. Backman joined our Board of Directors in March, 2006. Mr. Backman co-founded Advanced Energy Industries (NASDAQ: AEIS) in 1981 and had been Vice President of Advanced Energy and a Director since its incorporation until December, 1998 when he retired as an officer of the Company. He later retired from Advanced Energy’s Board of Directors in 2003. Mr. Backman helped Advanced Energy differentiate itself by growing to in excess of $100 million in revenues without any outside capital until the Company went public in 1995. He helped lead the Company to $360 million in annual revenue with 1,498 employees and a market cap of $2.3 billion in the fiscal year 2000. Mr. Backman started his career at Hughes Aircraft Company, where he rose to the position of Business Manager of a $400 million research lab. He left Hughes Aircraft Company to help found Ion Tech, which was acquired by Veeco Instruments. Mr. Backman has a degree from California State University, Fullerton.
Mr. Balzer has been a Director of ours since our inception. He also has served as a member of the Board of Directors and Chairman of the Audit Committee of Ramtron International Corporation (NASDAQ: RMTR), which designs specialized semiconductor products, from September, 1998 to 2004. In 2004, he became its Chief Financial Officer. Mr. Balzer was Senior Vice-President of Operations at Advanced Energy Industries (NASDAQ: AEIS) from 1990 to 1999. Prior to joining Advanced Energy, Mr. Balzer was the Controller and, later, the Material and Manufacturing Manager of the Colorado Springs facility for International Business Machines (IBM). In addition to Advanced Energy, he has been a senior manager in one other successful start-up company, Colorado Manufacturing Technology, Inc., which was subsequently sold. His experience also includes financial oversight responsibilities for $1.5 Billion of cost plus construction programs with Shell Oil Company.
Mr. Zimlich has been a Director since October, 2006 and is the Chief Executive Officer Bohemian Companies, a group of family-owned real estate and private equity holdings. Bohemian Companies also manages a family office and the Bohemian Foundation, a family foundation. Mr. Zimlich served previously as a manager in mergers and acquisitions and as a specialist in the not-for-profit and banking industries for an international accounting firm. Mr. Zimlich has served at the director level for Fortune 500 companies in both the technology and food products industries. He has also served at the executive level for privately-held companies in the technology industry as well as for a number of start-up businesses. Mr. Zimlich has experience at the board of director level in a variety of industries, including: technology, semi-conductors, water filtration, banking, restaurant, and venture-capital funds. He is also currently active on several Boards including: (1) Colorado State University’s Global Leadership Council, (2) First Western Trust Bank, (3) EnviroFit — a non-profit working to reduce the Asian brown cloud and (4) Solix Biofuels — founded to commercialize low-cost production of biodiesel from algae.

ITEM 2: THE APPROVAL OF THE 2008 EQUITY COMPENSATION PLAN
BACKGROUND AND PURPOSE
Effective December 4, 2008, the board of directors of our company adopted and approved a new 2008 Equity Compensation Plan, which we refer to as the 2008 Plan, and recommended that it be submitted to our shareholders for their approval. The 2008 Plan replaces our previous 2006 Plan.
The purpose of the 2008 Plan is to provide a means for our company and its subsidiaries and other designated affiliates, which we refer to as Related Entities, to attract key personnel to provide services to our company and the Related Entities, as well as, to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of our company and its Related Entities and promoting the mutuality of interests between participants and our shareholders. A further purpose of the 2008 Plan is to provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of our company and its Related Entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.
The terms of the 2008 Plan provide for grants of stock options and restricted stock awards and performance awards that may be settled in cash, stock or other property. As of December 30, 2008, two awards have been granted under the 2008 Plan.
Shareholder approval of the 2008 Plan is required (i) to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code, as described below, (ii) for the 2008 Plan to be eligible under the “plan lender” exemption from the margin requirements of Regulation G promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and (iii) to comply with the incentive stock options rules under Section 422 of the Code.
The following is a summary of certain principal features of the 2008 Plan. This summary is qualified in its entirety by reference to the complete text of the 2008 Plan. Shareholders may receive a copy of the Plan upon request.
SHARES AVAILABLE FOR AWARDS; ANNUAL PER PERSON LIMITATIONS
Under the 2008 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2008 Plan shall be equal to 2,700,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements.
Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2008 Plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit.
A committee of our Board of Directors, which we refer to as the Committee, is to administer the 2008 Plan. See “Administration.” The Committee is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of our company common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the our company common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

ELIGIBILITY
The persons eligible to receive awards under the 2008 Plan are the officers, directors, employees and independent contractors of our company and our Related Entities. An employee on leave of absence may be considered as still in our employ or in the employ of a Related Entity for purposes of eligibility for participation in the 2008 Plan.
ADMINISTRATION
Our Board of Directors shall select the Committee that will administer the 2008 Plan. All Committee members must be “non-employee directors” as defined by Rule 16b-3 of the Exchange Act, “outside directors” for purposes of Section 162(m) of the Code. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, our Board of Directors may exercise any power or authority granted to the Committee. Subject to the terms of the 2008 Plan, the Committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our company common stock to which awards will relate, specify times at which awards will be exercisable or settle able (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2008 Plan and make all other determinations that may be necessary or advisable for the administration of the 2008 Plan.
STOCK OPTIONS AND SARS
The Committee is authorized to grant stock options, including both incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and non qualified stock options entitling the participant to receive the amount by which the fair market value of a share of our company common stock on the date of exercise (or the “change in control price,” as defined in the 2008 Plan, following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option are determined by the Committee, but in the case of an ISO must not be less than the fair market value of a share of our company common stock on the date of grant. For purposes of the 2008 Plan, the term “fair market value” means the fair market value of our company common stock, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee or our Board of Directors, the fair market value of our company common stock as of any given date shall be the closing sales price per share of our company common stock as reported on the principal stock exchange or market on which our company common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash as the Committee may determine from time to time.
RESTRICTED AND DEFERRED STOCK
The Committee is authorized to grant restricted stock. Restricted stock is a grant of shares of our company common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a shareholder of our company, unless otherwise determined by the Committee.

ACCELERATION OF VESTING; CHANGE IN CONTROL
The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement, vesting shall occur automatically in the case of a “change in control” of our company, as defined in the 2008 Plan .
AMENDMENT AND TERMINATION
Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2008 Plan or the Committee’s authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our company common stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2008 Plan which might increase the cost of the 2008 Plan or alter the eligibility of persons to receive awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board of Directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board of Directors, the 2008 Plan will terminate at such time as no shares of our company common stock remain available for issuance under the 2008 Plan and our company has no further rights or obligations with respect to outstanding awards under the 2008 Plan.
FEDERAL INCOME TAX CONSEQUENCES OF AWARDS
The 2008 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
NONQUALIFIED STOCK OPTIONS.
On exercise of a nonqualified stock option granted under the 2008 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or a Related Entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date. If an optionee pays for shares of stock on exercise of an option by delivering shares of our company’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.
Our company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or our company timely satisfies its reporting requirements with respect to that amount.

INCENTIVE STOCK OPTIONS. The 2008 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.
If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
Our company is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, our company is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or our company timely satisfies its reporting requirements with respect to that amount.
STOCK AWARDS. Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2008 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2008 Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.
SECTION 162 LIMITATIONS.
The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. Our Company intends that options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, will qualify as such “performance based compensation,” so that such options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of our company to ensure that options under the 2008 Plan will qualify as “performance based compensation” that is fully deductible by our company under Section 162(m).
IMPORTANCE OF CONSULTING TAX ADVISER.
The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.
THE BOARD HAS RECOMMENDED A VOTE “FOR” THIS PROPOSAL
ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
The board of directors has appointed Erhardt, Keefe, Steiner, Hottman, P.C. to serve as independent auditors for the year ending December 31, 2009. Erhardt, Keefe, Steiner, Hottman, P.C. has served as our independent auditors since 2008, and is considered by our management to be well qualified. Our independent auditor, Erhardt, Keefe, Steiner, Hottman, P.C.., Certified Public Accountants, billed an aggregate of $90,682 for the year ended December 31, 2008 for professional services rendered for the audit of the Company’s annual financial statements and review of the financial statements included in its quarterly reports.
All services performed by Erhardt, Keefe, Steiner, Hottman, P.C. were pre-approved by the board of directors. On an annual basis, the board of directors will review and provide approval for services that may be provided by the independent auditors.
THE BOARD HAS RECOMMENDED A VOTE “FOR” THIS PROPOSAL
INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS
No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

FAMILY RELATIONSHIPS
There are no family relationships among our executive officers and directors.
LEGAL PROCEEDINGS
As of the date of this Information Statement, there are no material proceedings to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.
EXECUTIVE COMPENSATION AND RELATED MATTERS
The following table discloses, for the years indicated, the compensation for our Chief Executive Officer and each executive officer that earned over $100,000 during the year ended December 31, 2008.

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive	Compensation	All Other
Name & Principal Position		Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Peter Shepard (1)	2008	172,333	35,000						207,333

James W. Creamer III (2)	2008	120,000	15,000						135,000
Chief Financial Officer	2007	120,000	—	—	—	—	—	—	120,000
	2006	101,667	—	—	94,328	—	—	—	195,995

Ann L. Schmitt (3)	2008	43,234	—	—	—	—	—	—	43,234
Chief Executive Officer	2007	235,000	80,000	—	—	—	—	—	315,000
	2006	91,733	—	—	235,820	—	—	—	327,553

Terry W. Thompson (4)	2008	126,929	—	—	—	—	—	—	126,929
Senior VP Operations	2007	127,500		—	53,594	—	—	—	181,094

(1)	Mr. Shepard became our President February 27, 2008 and received a salary of $235,000 and was eligible for an annual bonus by our Board of Directors. In December 2008 Mr. Shepard was granted a bonus by our Board of Directors of $35,000. Mr. Shepard resigned on January 20, 2009.

(2)	Mr. Creamer, our Vice President, Treasurer and Chief Financial Officer receives a salary of $120,000 per year and is eligible for an annual bonus by our Board of Directors. In December 2008 Mr. Creamer received a bonus of $15,000. On November 8, 2006, Mr. Creamer was granted options to purchase 100,000 shares of common stock at $1.65 per share. The options have a five year term and a vesting schedule of 25% per year over the next five years. These options were cancelled with the termination of our 2006 Equity Compensation Plan effective December 4, 2008.

(3)	Ms. Schmitt became our President and CEO on August 7, 2006 and received a salary of $235,000 per year and is eligible for an annual bonus by our Board of Directors. On November 8, 2006, Ms Schmitt was granted options to purchase 250,000 shares of common stock at $1.65 per share. The options have a five year term and a vesting schedule of 25% per year over the next four years. In addition as part of her employment agreement, Ms. Schmitt received an $80,000 bonus on March 30, 2007. Ms. Schmitt resigned on February 27, 2008

(4)	Mr. Thompson our Senior Vice President of Operations, received a salary of $170,000 per year and is eligible for an annual bonus by our Board of Directors. At the time he joined the Company, Mr. Thompson was also granted options to purchase 40,000 shares of common stock at $1.90 per share. Mr. Thompson resigned from his position on August 31, 2008

Effective January 20, 2009, Mr. Peter Shepard resigned from all offices at our Company, including his position as director. Our Board of Directors has appointed as a replacement, Mr. James W. Creamer III as our new President and Chief Executive Officer. Mr. Creamer has been our Chief Financial Officer since 2005 and continues to serve in that capacity.
We reimburse our executives for all necessary and customary business related expenses. We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.
Through December 31, 2008 we paid our non-management Directors $1,500 for each Board meeting and $250 for each Board conference call they attended. In addition, on March 6, 2007 each Director was granted options to purchase 2,500 shares of common stock at $5.50 per share. The options have a five year term and a vesting schedule of 25% per year over the next five years. These options were cancelled with the termination of our 2006 Equity Compensation Plan.
We reimburse our Directors for any out-of-pocket expenses incurred by them in connection with our business. Our other officer and directors have agreed to allocate a portion of their time to our activities, without compensation. These officers and directors anticipate that our business plan can be implemented by their collectively devoting approximately twenty hours per month to our business affairs. Consequently, conflicts of interest may arise with respect to the limited time commitment of such directors. These officers will use their best judgments to resolve all such conflicts.
Total compensation paid to our directors during 2008 was:
DIRECTOR COMPENSATION

				Non-Equity	Nonqualified
	Fees Earned or			Incentive Plan	Deferred	All Other
	Paid in Cash	Stock	Option	Compensation	Compensation	Compensation
Name	($)	Awards ($)	Awards ($)	($)	Earnings ($)	($)	Total ($)

G. Brent Backman	3,000	—	—	—	—	—	3,000
Eric Balzer	3,000	—	—	—	—	—	3,000
Joseph Zimlich	3,000	—	—	—	—	—	3,000
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GDBA Investments, LLC
On November 26, 2004, we entered into a three-year “Agreement to Fund” our real estate projects with GDBA Investments, LLC (“GDBA”), our largest shareholder. On September 28, 2006, GDBA replaced the Agreement to Fund with a new investment structure that included 250,000 shares of Series A Convertible Preferred Stock at $12.00 per share, a $3.5 million Senior Subordinated Note and a $3.5 million Senior Subordinated Revolving Note. This “Agreement to Fund” is no longer in effect.
The Senior Subordinated Note and the Senior Subordinated Revolving Note both mature on September 28, 2009 and carry a floating interest rate equal to the higher of 6% or the 90 day average of the 10 year U.S. Treasury Note plus 150 basis points, which resets and is payable quarterly. Both the Senior Subordinated Notes and the Senior Subordinated Revolving Notes are subordinated to our Senior Credit Facilities.
On April 14, 2007 we completed an additional funding with GDBA consisting of $3 million in Subordinated Revolving Notes. The Notes also carry an interest rate equal to the higher of 6% or the 90 day average of the 10 year U.S. Treasury Note plus 150 basis points, which is payable and resets quarterly. The notes had a maturity date of December 31, 2008; however, on December 18, 2007 GDBA agreed to extend the maturity date to on December 18, 2010.

On December 15, 2008, we signed a promissory note to borrow from GDBA up to $500,000 for a period of up to one year at an interest rate of six percent per annum. As of December 31, 2008 none of the note has been drawn.
Our executive offices are currently located at 1440 Blake Street, Suite 310, Denver, Colorado 80202. We lease this office space from GDBA, on a month-to-month lease, at a monthly rent of $1,400 per month.
BOCO Investments, LLC
On September 28, 2006, we completed a $10 million private placement with BOCO Investments, LLC (“BOCO”) consisting of 250,000 shares of Series A Convertible Preferred Stock at $12.00 per share and $7 million in Senior Subordinated Debt, $3.5 million of which was drawn at closing and $3.5 million of which has a revolving feature and can be drawn as needed. Additionally Mr. Joseph Zimlich, BOCO’s Chief Executive Officer, purchased 17,000 shares of Series A Convertible Preferred Stock at $12.00 per share in his own name.
The Senior Subordinated Notes mature on September 28, 2009 and carry an interest rate equal to the higher of 6% or the 90 day average of the 10 year U.S. Treasury Note plus 150 basis points. The Revolving Notes mature on September 28, 2009 and carry an interest rate equal to the higher of 6% or the 90 day average of the 10 year U.S. Treasury Note plus 150 basis points. Both the Senior Subordinated Notes and the Senior Subordinated Revolving Notes are subordinated to our Senior Credit Facilities.
On April 14, 2007 we completed an additional funding with BOCO consisting of $3 million in Subordinated Revolving Notes. The Notes also carry an interest rate equal to the higher of 6% or the 90 day average of the 10 year U.S. Treasury Note plus 150 basis points, which is payable and resets quarterly. The notes had a maturity date of December 31, 2008; however, on December 18, 2007 BOCO agreed to extend the maturity date to June 30, 2008.
On October 25, 2007 we obtained a temporary line of credit from BOCO to fund up to $3,000,000 on a revolving basis for a ninety day period. The temporary line helped facilitate the timing of the origination and completion of our fourth quarter projects. The line carried an interest rate equal to the higher of 6% plus the 90 day average of the 10 year U.S. Treasury Note plus 150 basis points. We utilized $1,150,000 from this line which was repaid by the January 23, 2008 maturity.
On December 15, 2008, we signed a promissory note to borrow from BOCO up to $500,000 for a period of up to one year at an interest rate of six percent per annum. As of December 31, 2008 the full amount of the note has been drawn.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the Exchange Act, our directors, our executive officers, and any persons holding more than 10% of our common stock are required to report their ownership of the common stock and any changes in that ownership to the Commission. To our knowledge, based solely on our review of the copies of such reports furnished to us and representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were timely complied with except for the Form 4 and Form 5 of Mr. Zimlich, which have been filed late..
FORM 10-K
UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO US, ATTENTION: SECRETARY, CAPTERRA FINANCIAL GROUP, INC., 1440 STREET, SUITE 310, DENVER, COLORADO 80202, WE WILL PROVIDE WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

COMMUNICATIONS WITH STOCKHOLDERS
Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chief Executive Officer, or our non-management directors. Such communications may be confidential or anonymous, and may be submitted in writing addressed care of Joni K. Troska, Chief Financial Officer, CapTerra Financial Group, Inc., 1440 Blake Street, Suite 310, Denver, Colorado 80202. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by the proper executive officers in the same way that other concerns are addressed by us.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, CapTerra Financial Group, Inc. has duly caused this report to be signed by the undersigned hereunto authorized.
December 31, 2009
CAPTERRA FINANCIAL GROUP, INC.

By:	/s/ James W. Creamer, III
James W. Creamer, III
President